Exhibit 10.12

AMENDMENT NO. 4

TO THE

KINDRED DEFERRED COMPENSATION PLAN

This is Amendment No. 4 to the Third Amendment and Restatement of the Kindred Deferred Compensation Plan, as last amended and restated as of January 1, 2009 (the "Plan"), which amendment shall be effective as of January 1, 2016.

Recitals

A.	Kindred Healthcare, Inc. (the "Company") maintains the Plan and has reserved the right in Section 12.2 of the Plan to amend the Plan from time to time in its discretion.
B.

The Company wishes to amend the Plan to (i) make matching purely discretionary (rather than link it with matching under the 401(k) Plan); (ii) allow deferral of certain special one-time bonuses which would, absent deferral hereunder, be short-term deferrals because they are due to be paid shortly after they vest; (iii) allow for other Employer contribution credits to selected Participants' Accounts in the discretion of the Company; and (iv) reduce the maximum limit for Annual Short-Term Incentives from 100% to 75% to facilitate administration of employment tax withholding related to such deferrals.

Amendment

1. Section 1.1 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

1.1

"Account Balance" shall mean with respect to a Participant the sum of (i) his or her Deferral Amount, plus (ii) any Contingent Company Award a Participant elects to defer, plus (iii) his or her Employer contributions, contributed under Section 3.2 hereof, plus (iv) interest credited in accordance with all the applicable interest crediting provisions of this Plan, less (v) all distributions.  This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to this Plan.

2. A new Section 1.30 is hereby added to the Plan to read in its entirety as follows:

1.30

"Contingent Company Awards" means any written promise to pay a special bonus or other cash amount of at least $50,000 at a future date 12 months or more following notice of the award but only if (and then payable shortly after) the Employee continues employment until that date or some other substantial risk of forfeiture is a condition of such award's payment (a "short term deferral" under Code Section 409A).  Whether a Contingent Company Award may be timely deferred shall be determined by reference to the earliest date on which the risk of forfeiture thereof could lapse, ignoring any such possibility of lapse that could occur as a result of death (provided that a deferral election hereunder shall be void and of no effect if death occurs prior to 12 months after the deferral election hereunder).  A Contingent Company Award includes only amounts awarded outside the Company's regular annual or long term incentive programs, and may include but not be limited to sign-on bonuses, awards to encourage retention, or awards in connection with work on a specific project.

3. Section 3.1 of the Plan is hereby amended to reduce the cap on Annual Short-Term Incentive deferrals from its current 100% to a maximum of 75%, effective for deferral elections made after the date of this Amendment.

4. Section 3.2(a) of the Plan is hereby amended so that as amended it will read in its entirety as follows:

3.2	Discretionary Employer Contributions.
(a)

Each Employer may, in its discretion, credit the Account Balance of selected Participants with a matching contribution in an amount and under a formula determined by the Employer at the time the matching contribution is made (or begun, in the case of matching to be credited periodically), which formula may, but need not, take into account the deferrals made to and/or contributions that would be calculated under the matching contribution formula in effect for the Plan Year under the 401(k) plan of the Employer for which the Participant is eligible.

(b)

Each Employer may, in its discretion, credit the Account Balance of selected Participants with a contribution in an amount and under a formula determined by the Employer at the time the contribution is made ("Employer Nonelective Contributions").

(c)

Subject to Section 3.2(d), all amounts received under Section 3.2(a) that are allocated as matching contributions shall be at all times fully vested and nonforfeitable. All Employer Nonelective Contributions credited to a Participant's Account under Section 3.2(b) shall be credited to separate subaccounts in the Plan, based on the Plan Year in which credited, and each such subaccount shall be fully vested and nonforfeitable (except as provided in Section 3.2(d) below) on the earlier of (i) Termination of Employment on account of death or Disability, (ii) attainment of age 55 while still employed by the Employer, or (iii) the last day of the 5th Plan Year after such amount was credited, if the Participant is still employed on that date. If a Participant has a Termination of Employment and any Employer Nonelective Contribution subaccount is not vested in accordance with the previous sentence, then the entire subaccount in the Plan related to such Employer Nonelective Contribution, and interest credited thereon, shall be forfeited.

(d)

Notwithstanding any other provision of this Plan including Section 3.2(b) or (c), the Committee shall have the right in its sole discretion to cause any or all of the Employer contributions credited to an Account Balance, including earnings, to be forfeited if the Committee at any time determines that:

(i)	The Participant has divulged Employer confidential information to a competitor of the Employer which is detrimental to the Employer; or
(ii)	The Participant has engaged in criminal conduct which is detrimental to the Employer.

5. Section 3.8 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

3.8

FICA and Other Employment Taxes. For each Plan Year in which an Annual Deferral Amount or Contingent Company Award is being withheld, a Participant's Employer shall ratably withhold the Participant's share of FICA and other employment taxes related to the Annual Deferral, Contingent Company Award and any match thereon, from that portion of the Participant's Base Annual Salary and Annual Short-Term Incentive that is not deferred and is actually paid to the Participant.  However, if the Employer, in its sole discretion so determines (and, in accordance with Treas. Reg. § 1.409A-3(j)(4), which regulation requires that no Participant be allowed to elect whether to exercise this discretion with respect to such Participant's Account), the amount to be deferred from a Contingent Company Award or via an Annual Deferral amount may be reduced (resulting in a de facto acceleration of payment) to the extent required to pay the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) of the Code with respect to compensation deferred under the Plan (the "FICA Amount").  Additionally, a payment may be accelerated (i.e., a deferral credit reduced) to pay the income tax on wages imposed under Code Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes.  The total accelerated payment (or reduced deferral) under this section may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.

6. A new Section 3.9 is hereby added to the Plan, to read in its entirety as follows:

3.9

Deferral of Contingent Company Awards.  If a person otherwise eligible to participate in this Plan is granted a Contingent Company Award, the Participant may make an election in writing to defer up to 75% of the payment of such award amount beyond the date it would otherwise be paid, in which case, such amount shall not be paid to the Participant but instead shall be credited to the Participant's Account under this Plan on the date it "vests" (ceases to be subject to continued employment or other substantial risk of forfeiture conditions), and, from and after that date and until the date it is paid, it shall be credited with interest in accordance with Sections 3.5 and 3.6 hereof and the amount, plus such interest, shall be part of the Account Balance hereunder.  An election to defer payment of Contingent Company Amounts must be made 12 months or more before such amounts are otherwise payable, will be irrevocable when delivered to the Company within that time frame, and will be paid to the Participant at the same time the Participant's Account Balance is otherwise payable hereunder (i.e., depending on whether a Retirement Benefit,

Termination Benefit or Death Benefit is being paid), provided, however, that, except as provided in Article 5 (unforeseeable emergency) or Article 7 (Death Benefits,) if Participant's Account Balance (or any portion thereof) is payable hereunder fewer than 5 years following the date the Contingent Company Award would have been paid absent a deferral election under this Plan, then that portion of the Account Balance that relates to the Contingent Company Award, and all interest credited thereon, shall be paid in a single lump sum 30 days following the 5th anniversary of the date such Contingent Company Award would have been paid, absent any deferral election under this Plan, rather than at the time and in the form of payment otherwise applicable upon Retirement or Termination.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 4 to be executed as of the date set forth below.

KINDRED HEALTHCARE, INC.

By:	/s/ Stephen R. Cunanan
Printed Name:	Stephen R. Cunanan
Title:	Chief People Officer
Date:	December 2, 2015

3